Exhibit 99.2

SILVERSUN TECHNOLOGIES, INC.

INDEX TO FINANCIAL STATEMENTS

AUDITED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SilverSun Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SilverSun Technologies, Inc. (the “Company”) as of December 31, 2022, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition

Description of the Matter

As described in Note 2 to the financial statements, the Company recognizes revenue mainly from the resale of software products, maintenance, and professional consulting services. The Company enters into contracts with customers that may include combinations of products and services, which are generally distinct and recorded as separate performance obligations. Revenue is recognized when control of the distinct performance obligation is transferred. For example, product revenue is recognized at a point in time while maintenance and professional consulting services revenue is recognized over time. Auditing the Company’s revenue recognition is a critical audit matter due to the effort required to analyze the high volume of transactions, significance of the total amounts recognized as revenue, and timing of when revenue is recognized.

How We Addressed the Matter in Our Audit

Our audit procedures related to the Company’s revenue recognition included, among others, selecting a sample of recorded revenue transactions and examining customer source documents for each selection, including the contract or agreement and invoices and payment support. In addition, we evaluated management’s application of the Company’s accounting policy, tested the mathematical accuracy of management’s calculation of revenue and associated timing of revenue recognized in the financial statements.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

Marlton, New Jersey
February 28, 2023

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

SilverSun Technologies, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of SilverSun Technologies, Inc. (the “Company”) as of December 31, 2021, the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue recognition

Description of the Matter

As described in Note 2 to the financial statements, the Company recognizes revenue mainly from the resale of software products, maintenance, and professional consulting services. The Company enters into contracts with customers that may include combinations of products and services, which are generally distinct and recorded as separate performance obligations. Revenue is recognized when control of the distinct performance obligation is transferred. For example, product revenue is recognized at a point in time while maintenance and professional consulting services revenue is recognized over time. Auditing the Company’s revenue recognition is a critical audit matter due to the effort required to analyze the high volume of transactions, significance of the total amounts recognized as revenue, and timing of when revenue is recognized.

How We Addressed the Matter in Our Audit

Our audit procedures related to the Company’s revenue recognition included, among others, selecting a sample of recorded revenue transactions and examining customer source documents for each selection, including the contract or agreement and invoices and payment support. In addition, we evaluated management’s application of the Company’s accounting policy, tested the mathematical accuracy of management’s calculation of revenue and associated timing of revenue recognized in the financial statements.

/s/ Friedman LLP

Friedman LLP

We have served as the Company’s auditor from 2004 to 2022.

Marlton, New Jersey

March 29, 2022

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$8,008,633	$6,814,117
Accounts receivable, net of allowance of $490,311 and $330,311	2,232,960	1,926,859
Unbilled services	367,165	284,218
Deferred charges	1,516,895	-
Prepaid expenses and other current assets	1,573,615	1,685,728

Total current assets	13,699,268	10,710,922

Property and equipment, net	711,314	636,901
Operating lease right-of-use assets, net	328,562	964,990
Intangible assets, net	4,265,353	3,492,234
Goodwill	1,139,952	1,011,952
Deferred tax assets, net	1,106,065	990,958
Deposits and other assets	187,553	190,805

Total assets	$21,438,067	$17,998,762

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,272,555	$2,038,025
Accrued expenses	2,432,703	1,743,148
Accrued interest	23,757	28,784
Income taxes payable	-	69,614
Long term debt – current portion	680,146	293,696
Long term debt – related party - current portion	103,333	108,309
Finance lease obligations – current portion	214,990	166,571
Operating lease liabilities – current portion	268,345	465,813
Deferred revenue	3,757,090	2,475,583

Total current liabilities	10,752,919	7,389,543

Long term debt net of current portion	671,014	463,602
Long term debt - related party - net of current portion	-	103,333
Finance lease obligations net of current portion	401,453	186,284
Operating lease liabilities net of current portion	60,217	499,177

Total liabilities	11,885,603	8,641,939

Commitments and Contingencies (see Note 13)

Stockholders’ equity:
Preferred Stock, $0.001 par value; authorized 1,000,000 shares
Series A Preferred Stock, $0.001 par value; authorized 2 shares No shares issued and outstanding	-	-
Common stock, $0.00001 par value; authorized 75,000,000 shares 5,256,177 and 5,136,177 issued and outstanding as of December 31, 2022 and 2021, respectively	53	52
Additional paid-in capital	10,429,001	9,951,142
Accumulated deficit	(876,590)	(594,371)

Total stockholders’ equity	9,552,464	9,356,823

Total liabilities and stockholders’ equity	$21,438,067	$17,998,762

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31, 2022	December 31, 2021

Revenues:
Software product, net	$11,781,362	$7,863,387
Service, net	33,203,914	33,837,993
Total revenues, net	44,985,276	41,701,380

Cost of revenues:
Product	7,077,804	4,575,386
Service	19,946,736	19,917,936
Total cost of revenues	27,024,540	24,493,322

Gross profit	17,960,736	17,208,058

Operating expenses:
Selling and marketing expenses	7,745,265	6,719,909
General and administrative expenses	9,471,625	9,402,259
Share-based compensation expenses	180,260	441,310
Depreciation and amortization expenses	948,965	875,566
Total selling, general and administrative expenses	18,346,115	17,439,044

Loss from operations	(385,379)	(230,986)

Other income (expense)
Interest expense, net	(89,024)	(46,802)
Gain on bargain purchase	-	71,359
Gain on sale of product line	-	250,000
Total other (expense) income, net	(89,024)	274,557

(Loss) income before taxes	(474,403)	43,571

Benefit (provision) for income taxes	192,184	(178,005)

Net loss	$(282,219)	$(134,434)

Basic and diluted net loss per common share
Basic	(0.05)	(0.03)
Diluted	(0.05)	(0.03)

Weighted average shares outstanding:
Basic	5,167,081	5,026,420
Diluted	5,167,081	5,026,420

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2022 AND 2021

	Series A Preferred Stock		Series B Preferred Stock		Common Stock Class A		Additional Paid in	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	(Deficit)	Equity
Balance at January 1, 2021	-	$-	-	$-	4,501,271	$46	$7,739,883	$(459,937)	$7,279,992

Cash dividend	-	-	-	-	-	-	(3,081,706)	-	(3,081,706)
Proceeds from sale of common stock, net of legal expenses	-	-	-	-	468,300	4	4,180,900	-	4,180,904
Shares issued in exchange for convertible debt	-	-	-	-	166,606	2	670,755	-	670,757
Share-based compensation	-	-	-	-	-	-	441,310	-	441,310
Net loss	-	-	-	-	-	-	-	(134,434)	(134,434)
Balance at December 31, 2021	-	$-	-	$-	5,136,177	$52	$9,951,142	$(594,371)	$9,356,823
Stock compensation issued for outside services	-	-	-	-	120,000	1	297,599	-	297,600
Share-based compensation	-	-	-	-	-	-	180,260	-	180,260
Net loss	-	-	-	-	-	-	-	(282,219)	(282,219)

Balance at December 31, 2022	-	$-	-	$-	5,256,177	$53	$10,429,001	$(876,590)	$9,552,464

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31,

	2022	2021
Cash flows from operating activities:
Net loss	$(282,219)	$(134,434)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(115,107)	48,126
Depreciation and amortization	386,847	346,202
Amortization of intangibles	732,552	531,102
Amortization of right of use assets	636,428	517,387
Bad debt provision (recovery)	160,000	(44,689)
Share-based compensation	180,260	441,310
Gain on sale of product line	-	(250,000)
Gain on bargain purchase	-	(71,359)

Changes in assets and liabilities:
Accounts receivable	(466,101)	(301,928)
Unbilled services	(82,947)	(232,146)
Deferred charges	(1,219,295)	-
Prepaid expenses and other current assets	(316,130)	(784,908)
Deposits and other assets	3,252	7,921
Accounts payable	1,234,530	162,910
Accrued expenses	689,555	412,362
Income tax payable	(69,614)	(248,417)
Accrued interest	(5,027)	7,578
Deferred revenues	1,207,836	336,404
Operating lease obligations	(636,428)	(517,387)
Net cash provided by operating activities	2,038,392	226,034

Cash flows from investing activities:
Purchase of property and equipment	(38,742)	(114,761)
Acquisition of business	-	(645,703)
Acquisition of assets	(150,000)	-
Proceeds from sale of product line	-	250,000
Net cash used in investing activities	(188,742)	(510,464)

Cash flows from financing activities:
Payment of cash dividend	-	(3,081,706)
Proceeds from issuance of stock, net of expenses	-	4,180,904
Payment of long-term debt	(316,138)	(213,523)
Payment of long-term debt – related party	(108,309)	(162,398)
Payment of long-term convertible debt – related party	-	(46,725)
Payment of finance lease obligations	(230,687)	(173,421)
Net cash (used in) provided by financing activities	(655,134)	503,131

Net increase in cash	1,194,516	218,701
Cash, beginning of year	6,814,117	6,595,416

Cash, end of year	$8,008,633	$6,814,117

Supplemental Schedule of Cash Flow Information:
During the year, cash was paid for the following:
Income taxes	$94,141	$380,997
Interest	$40,193	$45,116

The accompanying notes are an integral part of these consolidated financial statements.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

For the Year Ended December 31, 2022:

On January 1, 2022, the Company entered into an asset purchase agreement with Dynamic Tech Services, Inc (“DTS”) to acquire certain assets of DTS. The purchase price for the Acquired Assets was $1,335,000, $500,000 of which was paid in cash in December 2021 and $835,000 of which was paid through the issuance of a four-year $835,000 promissory note dated January 1, 2022, paying interest at the rate of 3.25% per annum (see Notes 6 and 10).

On January 22, 2022, the Company entered into an agreement to acquire certain assets of NEO3, LLC (“NEO3”). The purchase price for the customer list was $225,000, $150,000 of which was paid in cash and $75,000 of which was paid through the issuance of a three-year $75,000 promissory note dated January 22, 2022, paying interest at the rate of 2% per annum. The Company also assumed $73,672 of prepaid time as part of the consideration for this transaction.

On April 15, 2022, the Company incurred approximately $494,383 in financial lease obligations for purchases of equipment.

For the Year Ended December 31, 2021:

On January 18, 2021, the Company incurred approximately $90,007 in financial lease obligations for purchases of equipment.

In February 2021, ISM converted the outstanding balance of the ISM Note in the amount of $479,112 into 119,004 shares of the Company’s common stock. At December 31, 2021 and December 31, 2020, the outstanding balances on the ISM Note were $-0- and $512,487 respectively (see Note 6).

In February 2021, Nellnube converted the outstanding balance of the Nellnube Note in the amount of $191,645 into 47,602 shares of the Company’s common stock. At December 31, 2021 and December 31, 2020, the outstanding balances on the Nellnube Note were $-0- and $204,995 respectively (see Note 6).

On April 1, 2021, SWK acquired certain assets of CT-Solution, Inc. (“CTS”) pursuant to an asset purchase agreement for a promissory note in the aggregate principal amount of $130,000 (the “CTS Note”). The CTS Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum.

On May 1, 2021, SWK acquired certain assets of PeopleSense, Inc. (“PSI”) pursuant to an asset purchase agreement for cash of $145,703, customer deposits related to prepaid time from clients in the amount of $99,938, and the issuance of a promissory note in the aggregate principal amount of $450,000 (the “PSI Note”). The PSI Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum.

The Company entered into an operating lease for equipment with Atmosera, Inc. Accordingly, operating lease right of use assets and operating lease liabilities were recognized in the amount of $90,245.

The Company entered into an operating lease for equipment with Cologix USA, Inc. Accordingly, operating lease right of use assets and operating lease liabilities were recognized in the amount of $18,412.

On June 18, 2021, the Company incurred approximately $134,097 in financial lease obligations for purchases of equipment.

On August 4, 2021, the Company incurred approximately $58,644 in financial lease obligations for purchases of equipment.

On November 11, 2021, the Company incurred approximately $62,555 in financial lease obligations for purchases of equipment.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 1 – DESCRIPTION OF BUSINESS

“SilverSun Technologies, Inc. (“SilverSun”) through our wholly owned subsidiaries SWK Technologies, Inc. (“SWK”), Secure Cloud Services, Inc. (“SCS”) and Critical Cyber Defense Corp. (“CCD”) (together with SWK, SCS and SilverSun, the “Company”) is a business application, technology and consulting company providing strategies and solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premises or in the “Cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Human Capital Management (“HCM”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), and Business Intelligence (“BI”). Additionally, we have our own development staff building software solutions for time and billing, and various ERP enhancements. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network services practice that provides managed services, cybersecurity, application hosting, disaster recovery business continuity, cloud migration and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Arizona, Southern California, North Carolina, Washington, Oregon and Illinois.”

The Company is publicly traded on the NASDAQ Capital Market under the symbol “SSNT”.

The Company’s operations may be affected by the recent and ongoing outbreak of the coronavirus disease 2019 (COVID-19), which in March 2020, was declared a pandemic by the World Health Organization. The ultimate disruption which may be caused by the outbreak is uncertain; however, it may result in a material adverse impact on the Company’s financial position, operations, and cash flows. Possible areas that may be affected include, but are not limited to, disruption to the Company’s customers and revenue, labor workforce, inability of customers to pay outstanding accounts receivable due and owing to the Company as they limit or shut down their businesses, customers seeking relief or extended payment plans relating to accounts receivable due and owing to the Company, unavailability of products and supplies used in operations, and the decline in value of assets held by the Company, including property and equipment.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the “Company” and its wholly-owned subsidiaries. These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). All significant inter-company transactions and accounts have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. The Company maintains cash balances at financial institutions that are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to federally insured limits. At times balances may exceed FDIC insured limits. The Company has not experienced any losses in such accounts.

Goodwill

Goodwill is the excess of acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. Goodwill is not amortized but tested for impairment annually or whenever indicators of impairment exist. These indicators may include a significant change in the business climate, legal factors, operating performance indicators, competition, sale or disposition of a significant portion of the business or other factors. The Company completed its impairment analysis as of December 31, 2022. No impairment losses were identified or recorded for the years ended December 31, 2022 and 2021.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Capitalization of proprietary developed software

Software development costs are accounted for in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Classification (“ASC”) ASC 985-20, Software — Costs of Software to be Sold, Leased or Marketed. Costs associated with the planning and designing phase of software development are expensed as incurred. Once technological feasibility has been determined, a portion of the costs incurred in development, including coding, testing and quality assurance, are capitalized until available for general release to clients, and subsequently reported at the lower of unamortized cost or net realizable value. Amortization is calculated on a solution-by-solution basis and is over the estimated economic life of the software. Amortization commences when a solution is available for general release to clients.

Business Combinations

We account for business combinations under the acquisition method of accounting. This method requires the recording of acquired assets and assumed liabilities at their acquisition date fair values. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Results of operations related to business combinations are included prospectively beginning with the date of acquisition and transaction costs related to business combinations are recorded within general and administrative expenses.

Definite Lived Intangible Assets and Long-lived Assets

Purchased intangible assets are recorded at fair value using an independent valuation at the date of acquisition and are amortized over the useful lives of the asset using the straight-line amortization method.

The Company assesses potential impairment of its intangible assets and other long-lived assets when there is evidence that recent events or changes in circumstances have made recovery of an asset’s carrying value unlikely. Factors the Company considers important, which may cause impairment include, among others, significant changes in the manner of use of the acquired asset, negative industry or economic trends, and significant underperformance relative to historical or projected operating results. No impairment losses were identified and recorded for the years ended December 31, 2022 and 2021, respectively.

Revenue Recognition

The Company has elected the significant financing component practical expedient in accordance with ASC 606. In determining the transaction price, the Company does not adjust the promised amount of consideration for the effects of a significant financing component as the Company expects, at contract inception, that the period between when the entity transfers a promised good or service to a customer and when the customer pays for that good or service will be one year or less.

The Company determines revenue recognition through the following 5 steps:

●	Identify the contract with a customer;

●	Identify the performance obligations in the contract;

●	Determine the transaction price;

●	Allocate the transaction price to the performance obligation in the contract; and

●	Recognize revenue when or as the entity satisfies a performance obligation

Software product revenue is recognized when the product is delivered to the customer and the Company’s performance obligation is fulfilled. Service revenue is recognized when the professional consulting, maintenance or other ancillary services are provided to the customer.

Shipping and handling costs charged to customers are classified as revenue, and the shipping and handling costs incurred are included in cost of revenues.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (Continued)

	For the Year Ended December 31
	2022	2021
Components of revenue:
Professional Consulting	$13,124,812	$13,262,032
Maintenance Revenue	4,993,114	6,483,484
Software Revenue	11,781,362	7,863,387
Ancillary Service Revenue	15,085,988	14,092,477
	$44,985,276	$41,701,380

Unbilled Services

The Company recognizes revenue on its professional services as those services are performed. Unbilled services (contract assets) represent the revenue recognized but not yet invoiced.

Deferred Revenues

Deferred revenues consist of maintenance on proprietary products (contract liabilities), customer telephone support services (contract liabilities) and deposits for future consulting services which will be earned as services are performed over the contractual or stated period, which generally ranges from three to twelve months. As of December 31, 2022, there was $460,709 in deferred maintenance, $472,266 in deferred support services, and $2,824,115 in deposits for future consulting services. As of December 31, 2021, there was $291,468 in deferred maintenance, $398,382 in deferred support services, and $1,785,733 in deposits for future consulting services.

Commissions

Sales commissions relating to service revenues are considered incremental and recoverable costs of obtaining a project with our customer. These commissions are calculated based on estimated revenue to be generated over the life of the project. These costs are deferred and expensed as the service revenue is earned. Commission expense is included in selling and marketing expenses in the accompanying consolidated statements of operations.

Fair Value of Financial Instruments

The Company estimates that the fair value of all financial instruments at December 31, 2022 and December 31, 2021, as defined in ASC 825 “Financial Instruments”, does not differ materially, except for the items discussed below, from the aggregate carrying values of its financial instruments recorded in the accompanying consolidated balance sheets. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value.

The carrying amounts reported in the consolidated balance sheets as of December 31, 2022 and December 31, 2021 for cash, accounts receivable, and accounts payable approximate the fair value because of the immediate or short-term maturity of these financial instruments. Each reporting period we evaluate market conditions including available interest rates, credit spreads relative to our credit rating and liquidity in estimating the fair value of our debt. After considering such market conditions, we estimate that the fair value of debt approximates its carrying value.

Deferred Charges

The Company defers expenses until such time that the expense is consumed and charged to expense at that time. Deferred charges represent expenses related to the merger (see Note 15) and will be charged against the proceeds when the merger is consummated.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Leases

The Company accounts for its leases in accordance with ASC 842, Leases. The Company leases office space and equipment. The Company concludes on whether an arrangement is a lease at inception. This determination as to whether an arrangement contains a lease is based on an assessment as to whether a contract conveys the right to the Company to control the use of identified property, plant or equipment for period of time in exchange for consideration. Leases with an initial term of 12 months or less are not recorded on the balance sheet. The Company recognizes these lease expenses on a straight-line basis over the lease term.

The Company has assessed its contracts and concluded that its leases consist of finance and operating leases. Operating leases are included in operating lease right-of-use (“ROU”) assets, current portion of operating lease liabilities, and operating lease liabilities in the Company’s consolidated balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company determines an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The incremental borrowing rate represents a significant judgment that is based on an analysis of the Company’s credit rating, country risk, treasury and corporate bond yields, as well as comparison to the Company’s borrowing rate on its most recent loan. The Company uses the implicit rate when readily determinable. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Lease expense for lease payments is recognized on a straight-line basis over the lease term. The Company has lease agreements with lease and non-lease components, which are generally accounted for separately.

The Company finances purchases of hardware and computer equipment through finance lease agreements. Finance lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date.

Concentrations

The Company maintains its cash with various institutions, which exceed federally insured limits throughout the year. At December 31, 2022, the Company had cash on deposit of approximately $7,050,862 in excess of the federally insured limits of $250,000.

No one customer represented more than 10% of the total accounts receivable and unbilled services for the years ended December 31, 2022 and 2021.

For the years ended December 31, 2022 and 2021, the top ten customers accounted for 7% ($3,147,258) and 9% ($3,644,319), respectively, of total revenues. The Company does not rely on any one specific customer for any significant portion of its revenue base.

For the years ended December 31, 2022 and 2021, purchases from one supplier through a “channel partner” agreement were approximately 15% and 13%, respectively. This channel partner agreement is for a one-year term and automatically renews for an additional one-year term on the anniversary of the agreements effective date.

For the year ended December 31, 2022, one supplier represented approximately 28% of total accounts payable. For the year ended December 31, 2021 one supplier represented approximately 24% of accounts payable.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable and cash. As of December 31, 2022, the Company believes it has no significant risk related to its concentration of accounts receivable.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

Accounts receivable consist primarily of invoices for maintenance and professional services. Full payment for software ordered by customers is primarily due in advance of ordering from the software supplier. Payments for maintenance and support plan renewals are due before the beginning of the maintenance period. Terms under our professional service agreements are generally 50% due in advance and the balance on completion of the services.

The Company maintains an allowance for bad debt estimated by considering several factors, including the length of time the amounts are past due, the Company’s previous loss history and the customer’s current ability to pay its obligations. Accounts are written off against the allowance when deemed uncollectable.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method based upon the estimated useful lives of the assets, generally three to seven years. Maintenance and repairs that do not materially add to the value of the equipment nor appreciably prolong its life are charged to expense as incurred.

When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in the consolidated statements of operations.

Income Taxes

The Company accounts for income taxes using the asset and liability method described in ASC 740, Income Taxes. Deferred tax assets arise from a variety of sources, the most significant being: a) tax losses that can be carried forward to be utilized against profits in future years; b) expenses recognized for financial reporting purposes but disallowed in the tax return until the associated cash flow occurs; and c) valuation changes of assets which need to be tax effected for book purposes but are deductible only when the valuation change is realized.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, as well as net operating loss carryforwards. Based on ASU 2015-17, Classification of Deferred Taxes, all deferred tax assets or liabilities are classified as long-term. Valuation allowances are established against deferred tax assets if it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates or laws is recognized in operations in the period that includes the enactment date.

The Company accounts for uncertainties in income taxes under ASC 740-10-50 which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC 740-10 requires that the Company determine whether the benefits of its tax positions are more-likely-than-not of being sustained upon audit based on the technical merits of the tax position. The Company recognizes the impact of an uncertain income tax position taken on its income tax return at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority.

The Company has federal net operating loss (“NOL”) carryforwards which are subject to limitations under Section 382 of the Internal Revenue Code.

The Company files income tax returns in the U.S. federal and state jurisdictions. Tax years 2019 to 2022 remain open to examination for both the U.S. federal and state jurisdictions.

Despite the Company’s belief that its tax return positions are consistent with applicable tax laws, one or more positions may be challenged by taxing authorities. Settlement of any challenge can result in no change, a complete disallowance, or some partial adjustment reached through negotiations or litigation. Interest and penalties related to income tax matters, if applicable, will be recognized as income tax expense. There were no liabilities for uncertain tax positions at December 31, 2022 and 2021.

During the years ended December 31, 2022 and 2021 the Company did not incur any expense related to interest or penalties for income tax matters, and no such amounts were accrued as of December 31, 2022 and 2021.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value Measurement

FASB ASC 820, Fair Value Measurements, defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles and prescribes disclosures about fair value measurements.

The accounting standards define fair value and establish a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is as follows:

Level 1:	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2:	Observable prices that are based on inputs not quoted on active markets but corroborated by market data.

Level 3:	Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

The Company’s current financial assets and liabilities approximate fair value due to their short-term nature and include cash, accounts receivable, accounts payable, and accrued liabilities. The carrying value of longer-term leases and debt obligations approximate fair value as their stated interest rates approximate the rates currently available. The Company’s goodwill and intangibles are measured at fair-value on a non-recurring basis using Level 3 inputs, as discussed in Notes 5 and 10.

Stock-Based Compensation

Compensation expense related to share-based transactions, including employee stock options, is measured and recognized in the financial statements based on a determination of the fair value. The grant date fair value is determined using the Black-Scholes-Merton (“Black-Scholes”) pricing model. For employee stock options, the Company recognizes expense over the requisite service period on a straight-line basis (generally the vesting period of the equity grant). The Company’s option pricing model requires the input of highly subjective assumptions, including the expected stock price volatility and expected term. Any changes in these highly subjective assumptions significantly impact stock-based compensation expense.

Recently Adopted Authoritative Pronouncements

In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging – Contracts in Entity’s Own Equity (Subtopic 815-40). The update simplifies the accounting for convertible debt instruments and convertible preferred stock by reducing the number of accounting models and limiting the number of embedded conversion features separately recognized from the primary contract. The guidance also includes targeted improvements to the disclosures for convertible instruments and earnings per share. This was adopted on January 1, 2022 and did not have a significant impact on our consolidated financial position and consolidated results of operations.

In October 2021, the FASB issued ASU No. 2021-08, Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers. This ASU requires contract assets and contract liabilities (e.g. deferred revenue) acquired in a business combination to be recognized and measured by the acquirer on the acquisition date in accordance with ASC 606, “Revenue from Contracts with Customers”. Generally, this new guidance will result in the acquirer recognizing contract assets and contract liabilities at the same amounts recorded by the acquiree. Historically, such amounts were recognized by the acquirer at fair value in purchase accounting. The guidance is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted, including in interim periods, for any financial statements that have not yet been issued. This was adopted on January 1, 2022 and did not have a significant impact on our consolidated financial position and consolidated results of operations.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Authoritative Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses - Measurement of Credit Losses on Financial Instruments, which changes the way companies evaluate credit losses for most financial assets and certain other instruments. For receivables, and other short-term financial instruments, companies will be required to use a new forward-looking “expected loss” model to evaluate impairment, potentially resulting in earlier recognition of allowances for losses. The new standard also requires enhanced disclosures, including the requirement to disclose the information used to track credit quality by year of origination. ASU No. 2016-13 will be effective for the Company in the first quarter 2023. Early adoption of the new standard is permitted; however, the Company has not elected to early adopt the standard. We are currently evaluating the effect that the new standard will have on our consolidated financial statements, if any.

No other recently issued accounting pronouncements had or are expected to have a material impact on the Company’s consolidated financial statements.

NOTE 3 – NET LOSS PER COMMON SHARE

The Company’s basic loss per common share is based on net loss for the relevant period, divided by the weighted average number of common shares outstanding during the period. Diluted loss per common share is based on net loss, divided by the weighted average number of common shares outstanding during the period, including common share equivalents, such as outstanding options and warrants to the extent they are dilutive. For the years ended December 31, 2022 and 2021 since the Company had net losses, the effect of common stock equivalents is anti-dilutive, and, as such, common stock equivalents have been excluded from the calculation.

	Year Ended December 31, 2022	Year Ended December 31, 2021
Basic net loss per share computation:
Net loss	$(282,219)	$(134,434)
Weighted-average common shares outstanding	5,167,081	5,026,420
Basic net loss per share	$(0.05)	$(0.03)
Diluted net loss per share computation:
Net loss per above	$(282,219)	$(134,434)
Weighted-average common shares outstanding	5,167,081	5,026,420
Incremental shares for convertible promissory note, warrants and stock options	-	-
Total adjusted weighted-average shares	5,167,081	5,026,420
Diluted net loss per share	$(0.05)	$(0.03)

The following table summarizes securities that, if exercised, would have an anti-dilutive effect on earnings per share.

	Year Ended December 31, 2022	Year Ended December 31, 2021
Stock options	158,420	165,620
Warrants	-	4,988

Total potential dilutive securities not included in loss per share	158,420	170,608

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment is summarized as follows:

	December 31, 2022	December 31, 2021
Leasehold improvements	$165,701	$165,701
Equipment, furniture, and fixtures	3,821,575	3,360,315
	3,987,276	3,526,016
Less: accumulated depreciation and amortization	(3,275,962)	(2,889,115)

Property and equipment, net	$711,314	$636,901

Depreciation and amortization expense related to these assets for the years ended December 31, 2022 and 2021 was $386,847 and $346,202.

Property and equipment under finance leases (included in Note 7) are summarized as follows:

	December 31, 2022	December 31, 2021
Equipment, furniture, and fixtures	$1,256,092	$833,574
Less: accumulated amortization	(716,743)	(495,468)

Property and equipment, net	$539,349	$338,106

NOTE 5 – INTANGIBLE ASSETS

Intangible assets consist of proprietary developed software, intellectual property, customer lists and acquired contracts carried at cost less accumulated amortization and customer lists acquired at fair value less accumulated amortization. Amortization is computed using the straight-line method over the estimated useful lives.

On January 1, 2022 (“Effective Date”), the Company entered into an asset purchase agreement with Dynamic Tech Services, Inc (“DTS”) to acquire certain assets of DTS. The purchase price for the Acquired Assets was $1,335,000, $500,000 of which was paid in cash and $835,000 of which was paid through the issuance of a four-year $835,000 promissory note dated January 1, 2022, paying interest at the rate of 3.25% per annum (see Note 10).

On January 19, 2022, SWK acquired the customer list of NEO3, LLC (“NEO3”) pursuant to an Asset Purchase Agreement for the customer list for $150,000 cash and the issuance of a promissory note in the aggregate principal amount of $75,000 (the “NEO3 Note”). The NEO3 Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. Monthly payments including interest are $2,148. The purchase price has been recorded as an intangible asset with an estimated life of seven years.

The components of intangible assets are as follows:

	December 31, 2022	December 31, 2021	Estimated Useful Lives
Proprietary developed software	$390,082	$390,082	5 –7
Intellectual property, customer list, and acquired contracts	7,743,283	6,237,612	5 –15
Total intangible assets	$8,133,365	$6,627,694
Less: accumulated amortization	(3,868,012)	(3,135,460)
	$4,265,353	$3,492,234

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 5 – INTANGIBLE ASSETS (Continued)

Amortization expense related to the above intangible assets was $732,552 and $531,102, respectively, the years ended December 31, 2022 and 2021. There was no impairment of intangible assets for the years ended December 31, 2022 and 2021, respectively.

The Company expects future amortization expense to be the following:

Amortization
2023	$647,844
2024	647,844
2025	644,367
2026	633,165
2027	619,516
thereafter	1,072,617
Total	$4,265,353

The following table provides a summary of the changes in goodwill for the years ended December 31, 2022 and 2021:

	December 31, 2022	December 31, 2021
Goodwill, at beginning of year	$1,011,952	$1,011,952
Goodwill additions	128,000	-
Goodwill deductions	-	-
Goodwill, at end of year	$1,139,952	$1,011,952

NOTE 6 – LONG-TERM AND RELATED PARTY DEBT

On May 31, 2018, SWK acquired certain assets of Info Sys Management, Inc. (“ISM”) pursuant to an asset purchase agreement for cash of $300,000 and a promissory note issued in the aggregate principal amount of $1,000,000 (the “ISM Note”). The ISM Note is due five years from the closing date and bears interest at a rate of two percent (2%) per annum. Monthly payments including interest are $17,528. The ISM Note has an optional conversion feature whereby the holder may, at its sole and exclusive option, elect to convert, at any time and from time to time, until payment in full of the ISM Note, all of the outstanding principal amount of the ISM Note, plus accrued interest, into shares (the “Conversion Shares”) of the Company’s Common Stock, (“Common Stock”) at per share price equal to $4.03, a price equal to the average closing price of its Common Stock for the five (5) trading days immediately preceding the issuance date of the ISM Note (the “Fixed Conversion Price”). In February 2021, ISM converted the outstanding balance of the ISM Note in the amount of $479,112 into 119,004 shares of the Company’s common stock. At December 31, 2022 and December 31, 2021, the outstanding balances on the ISM Note were $-0- and $-0-, respectively.

On May 31, 2018, Secure Cloud Services acquired certain assets of Nellnube, Inc. (“Nellnube”) pursuant to an Asset Purchase Agreement for a promissory note issued in the aggregate principal amount of $400,000 (the “Nellnube Note”). The Nellnube Note is due five years from the closing date and bears interest at a rate of two percent (2%) per annum. Monthly payments including interest are $7,011. The Nellnube Note has an optional conversion feature whereby the holder may, at its sole and exclusive option, elect to convert, at any time and from time to time, all of the outstanding principal amount of the Nellnube Note, plus accrued interest, into shares (the “Conversion Shares”) of the Company’s Common Stock, (“Common Stock”) at per share price equal to $4.03 (the “Fixed Conversion Price”). In February 2021, Nellnube converted the outstanding balance of the Nellnube Note loan in the amount of $191,645 into 47,602 shares of the Company’s common stock. At December 31, 2022 and December 31, 2021, the outstanding balances on the Nellnube Note were $-0- and $-0-, respectively.

On January 1, 2019, SWK acquired certain assets of Partners in Technology, Inc. (“PIT”) pursuant to an Asset Purchase Agreement for cash of $60,000 and the issuance of a promissory note in the aggregate principal amount of $174,000 (the “PIT Note”). The PIT Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. Monthly payments including interest are $4,984. At December 31, 2022 and December 31, 2021, the outstanding balances of the loan were $-0- and $4,975, respectively.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 6 – LONG-TERM AND RELATED PARTY DEBT (Continued)

On July 31, 2020, the Company acquired certain assets of Prairie Technology Solutions Group, LLC (“Prairie Tech”) pursuant to an Asset Purchase Agreement. In consideration for the acquired assets, the Company paid $185,000 in cash and issued three promissory notes to Prairie Tech (“Prairie Tech Note 1”, “Prairie Tech Note 2” and “Prairie Tech Note 3”), each in the principal aggregate amount of $103,333 (collectively the “Prairie Tech Notes”). The Prairie Tech Notes bear interest at a rate of 4% per annum. Prairie Tech Note 1 has a term of one (1) year and is subject to downward adjustment based on whether certain revenue milestones are achieved. In July 2021, the Company waived its rights to any downward adjustments on these notes, and agreed to pay the full face amount, plus interest, on those notes on the date of maturity. Prairie Tech Note 2 has a term of two (2) years and is also subject to downward adjustment based on whether certain revenue milestones are achieved. Prairie Tech Note 3 has a term of three (3) years and is not subject to a downward adjustment. On July 31, 2021, the Company paid Note 1 and accrued interest in the amount of $107,543. On August 4, 2022, the Company paid Note 2 and accrued interest in the amount of $111,924. At December 31, 2022 and December 31, 2021, the outstanding balances on the PT Notes were $103,333 and $206,667, respectively.

On October 1, 2020, SWK acquired certain assets of Computer Management Services, LLC, (“CMS”) pursuant to an Asset Purchase Agreement for cash of $410, clients’ deposits related to technical support in the amount of $50,115, prepaid time from clients in the amount of $67,073, and the issuance of a promissory note in the aggregate principal amount of $170,000 (the “CMS Note”) for a total of $287,598. The CMS Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. Monthly payments including interest are $4,869. At December 31, 2022 and December 31, 2021, the outstanding balances on the CMS Note were $48,249 and $105,097, respectively.

On December 1, 2020, SWK acquired certain assets of Business Software Solutions (“BSS”) pursuant to an Asset Purchase Agreement for a promissory note in the aggregate principal amount of $230,000 (the “BSS Note”). The BSS Note is due in 60 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. Monthly payments including interest are $4,031. At December 31, 2022 and December 31, 2021, the outstanding balances on the BSS Note were $140,748 and $185,820, respectively.

On April 1, 2021, SWK acquired certain assets of CT-Solution, Inc. (“CTS”) pursuant to an Asset Purchase Agreement for a promissory note in the aggregate principal amount of $130,000 (the “CTS Note”). The CTS Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. Monthly payments including interest are $3,724. At December 31,2022 and December 31, 2021, the outstanding balances on the CTS Note were $58,741 and $101,781, respectively.

On May 1, 2021, SWK acquired certain assets of PeopleSense, Inc. (“PSI”) pursuant to an Asset Purchase Agreement for cash of $145,703, customer deposits related to prepaid time from clients in the amount of $99,938, and the issuance of a promissory note in the aggregate principal amount of $450,000 (the “PSI Note”). The PSI Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. Monthly payments including interest are $12,889. At December 31, 2022 and December 31, 2021, the outstanding balances on the PSI Note were $215,863 and $364,600, respectively.

On January 1, 2022, SWK acquired certain assets of Dynamic Tech Services, Inc. (“DTSI”) pursuant to an Asset Purchase Agreement for $500,000 cash and the issuance of a promissory note in the aggregate principal amount of $835,000 (the “DTSI Note”). The DTSI Note bears interest at a rate of three and one-quarter percent (3.25%) per annum. The principal amount of the Note is subject to a downward adjustment in the event the Company loses any subscription renewal revenue during the one-year period immediately following the Effective Date from any persons that were customers of DTS immediately prior to the Effective Date (the “DTS Customers”). Any such downward adjustment will be determined by calculating the percentage of loss of Acumatica subscription renewals during the one-year period immediately following the Effective Date from DTS Customers. In the event that subscription renewal revenue received from DTS Customers during the one-year period immediately following the Effective Date is less than 95% of the subscription renewal revenue received by DTS from DTS Customers during the one-year period immediately preceding the Effective Date, the principal amount of the Note will be reduced. The measuring period for any downward adjustment will be as of the one-year anniversary of the Effective Date. Notwithstanding the foregoing, under no circumstances will the principal amount of the Note be reduced by reason of such downward adjustment by more than $150,000 (i.e., to a principal amount below $685,000).

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 6 – LONG-TERM AND RELATED PARTY DEBT (Continued)

The Note will be amortized as follows: The first payment of principal and interest due under the Note, which will be an annual payment, is due and payable on January 1, 2023, after the revised principal amount of the Buyer Note is determined and thereafter, payments will be made quarterly in twelve equal installments. At December 31, 2022, the outstanding balance on the DTSI Note was $835,000 (see Note 10).

On January 19, 2022, SWK acquired the customer list of NEO3, LLC (“NEO3”) pursuant to an Asset Purchase Agreement for the customer list for $150,000 cash and the issuance of a promissory note in the aggregate principal amount of $75,000 (the “NEO3 Note”). The NEO3 Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. Monthly payments including interest are $2,148. At December 31, 2022 the outstanding balance on the NEO3 Note was $52,559.

At December 31, 2022 and December 31, 2021, certain long-term debt is considered a related party liability as holders, including Prairie Tech and PIT, are current employees of the Company. As of December 31, 2022 and December 31, 2021, the outstanding balances of this debt were $103,333 and $211,642, respectively.

Total long-term debt balances at December 31, 2022 and 2021 were $1,454,493 and $968,940, respectively, of which $783,479 and $402,005 was classified as current portion at December 31, 2022 and 2021, respectively.

At December 31, 2022, future payments of promissory notes are as follows over each of the next four fiscal years:

2023	$783,479
2024	360,093
2025	258,738
2026	52,183
Total	$1,454,493

NOTE 7 – FINANCE LEASE OBLIGATIONS

The Company has entered into lease commitments for equipment that meet the requirements for capitalization. The equipment has been capitalized and is included in property and equipment in the accompanying consolidated balance sheets. The related obligations are based upon the present value of the future minimum lease payments with the following:

	December 31, 2022	December 31, 2021
Weighted average remaining lease terms	3.44	2.10
Weighted average interest rates	7.31%	7.9%

At December 31, 2022, future payments under finance leases are as follows:

2023	$252,977
2024	177,214
2025	115,608
2026	115,608
2027	48,170
Total minimum lease payments	709,577
Less amounts representing interest	(93,134)
Present value of net minimum lease payments	616,443
Less current portion	(214,990)
Long-term capital lease obligation	$401,453

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 8 – OPERATING LEASE LIABILITIES

The Company leases space in four different locations and also has an equipment lease rental with monthly payments ranging from $3,022 to $10,279 which expire at various dates through April 2024.

The Company’s leases generally do not provide an implicit rate, and therefore the Company uses its incremental borrowing rate as the discount rate when measuring operating lease liabilities. The incremental borrowing rate represents an estimate of the interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease.

The Company’s weighted average remaining lease term and weighted average discount rate for operating leases as of December 31, 2022 and 2021 are as follows:

	December 31, 2022	December 31, 2021
Weighted average remaining lease term	1.19	2.46
Weighted average discount rate	4.77%	4.77%

The following table reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total lease liabilities recognized on the consolidated balance sheet as of December 31, 2022:

2023	$277,881
2024	60,735
Total undiscounted future minimum lease payments	338,616
Less: Difference between undiscounted lease payments and discounted lease liabilities	(10,054)
Total operating lease liabilities	$328,562
Less current portion	(268,345)
Long-term operating lease liabilities	$60,217

Total rent expense under operating leases for the year ended December 31, 2022 was $387,228 as compared to $616,849 for the year ended December 31, 2021. Rent expense paid with cash was $395,003 for the year ended December 31, 2022, as compared to $628,657 for the year ended December 31, 2021.

NOTE 9 – EQUITY

Common Stock At-The-Market Sales Program

On October 1, 2020, the Company entered into an At Market Issuance Sales Agreement (the “2020 At Market Agreement”) with a H.C. Wainwright &Co. (the “Sales Agent”) under which the Company may issue and sell shares of its common stock having an aggregate offering price of up to $3,489,499 from time to time through the Sales Agent. Sales of the Company’s common stock through the Sales Agent, if any, will be made by any method that is deemed an “at the market” offering as defined by the U.S. Securities and Exchange Commission. The Company will pay to the Sales Agent a commission rate equal to 3.0% of the gross proceeds from the sale of any shares of common stock sold through the Sales Agent under the 2020 At Market Agreement.

Shares of common stock sold under the 2020 At Market Agreement were made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-249238), filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2020, as amended, and declared effective on October 23, 2020 (the “2020 Registration Statement”), and the prospectus included in the 2020 Registration Statement. In February 2021, 393,300 shares of Common Stock were issued and sold generating $3,382,352, excluding legal expenses. No shares remain eligible for sale under the 2020 At Market Agreement.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 9 – EQUITY (Continued)

In April 2021, the Company entered into an At Market Issuance Sales Agreement (the “2021 At Market Agreement”) with the Sales Agent under which the Company may issue and sell shares of its common stock having an aggregate offering price of up to $3,308,842 from time to time through the Sales Agent. Sales of the Company’s common stock through the Sales Agent, if any, will be made by any method that is deemed an “at the market” offering as defined by the SEC. The Company will pay to the Sales Agent a commission rate equal to 3.0% of the gross proceeds from the sale of any shares of common stock sold through the Sales Agent under the 2021 At Market Agreement.

Shares of common stock sold under the 2021 At Market Agreement are made pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-249238), filed with the Securities and Exchange Commission (the “SEC”) on October 2, 2020, as amended, and declared effective on October 23, 2020 (the “2020 Registration Statement”), the prospectus included in the 2020 Registration Statement and the related prospectus supplement dated February 26, 2021. In June 2021, 65,452 shares of Common Stock were issued and sold generating $722,116, excluding legal expenses. In July 2021, an additional 9,548 shares of Common Stock were issued and sold generating $76,436, net of legal expenses.

For the year ended December 31, 2022, the Company issued no shares under the 2021 At Market Agreement. For the year ended December 31, 2021, the company issued and sold a total of 468,300 shares generating $4,180,904, net of legal expenses.

Stock Repurchase Program

On October 10, 2019, the Company’s Board of Directors authorized a new stock repurchase program, under which the Company may repurchase up to $2 million of its outstanding common stock. Under this new stock repurchase program, the Company may repurchase shares in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. The extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company’s management. The repurchase program may be extended, suspended or discontinued at any time. The Company expects to finance the program from existing cash resources. On November 5, 2021, the Board of Directors voted to increase the authorized amount of the buyback from $2 million to $5 million. As of December 31, 2022, no repurchases have been made.

Issuance of Common Stock

On September 29, 2022, the Company approved 120,000 shares of common stock in exchange for services. The market value of these shares was $297,600.

Dividends

On June 21, 2021, the Company announced the payment of a $0.60 special cash dividend per share of Common Stock to shareholders of record July 9, 2021. The dividend was paid on July 16, 2021 in the amount of $3,081,706.

Conversion of Convertible Debt

In February 2021, ISM converted the outstanding balance of the loan in the amount of $479,112 into 119,004 shares of the Company’s common stock (see Note 6).

In February 2021, Nellnube converted the outstanding balance of the loan in the amount of $191,645 into 47,602 shares of the Company’s common stock (see Note 6).

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 9 – EQUITY (Continued)

Stock Options

The Company adopted the 2019 Equity and Incentive Plan (the “2019 Plan”) to order provide long-term incentives for employees and non-employees to contribute to the growth of the Company and attain specific performance goals.

The fair value of each option awarded is estimated on the date of grant using the Black-Scholes option valuation model that uses the assumptions noted in the following table. Expected volatilities are based on historical volatility of Common Stock. The expected life of the options granted represents the period from date of grant to expiration (5 years). The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant. There were no stock options granted for the year ended December 31, 2022. On March 29, 2021, 99,990 stock options were granted with an exercise price of $6.53 per option and have a five-year term with a two-year vesting period at 50% per annum. The fair value of stock options granted was $4.888 per option on the date of grant using the Black Scholes option-pricing model with the assumptions in the below table. On October 14, 2021, 71,630 shares were granted to directors and officers with an exercise price of $5.90 per option and have a five-year term and are vested at the date of grant. The fair value of stock options granted was $4.14 per option on the date of grant using the Black Scholes option-pricing model with the assumptions in the below table.

Date of Grant	Dividend Yield	Risk-free Interest Rate	Volatility	Life

March 21, 2021	0.00%	0.89%	101.36%	5 years
October 14, 2021	0.00%	1.05%	91.51%	5 years

A summary of the status of the Company’s stock option plans for the fiscal years ended December 31, 2022 and 2021 and changes during the years are presented below (in number of options):

	Number of Options	Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding options at January 1, 2021	-	$-	-	$-0-
Options granted	171,620	6,268
Options canceled/forfeited	(6,000)	$6,530

Outstanding options at December 31, 2021	165,620	$6.256	4.48 years	$-0-
Options granted	-	-
Options canceled/forfeited	(7,200)	$6.530

Outstanding options at December 31, 2022	158,420	$6.245	3.49 years	$-0-

Vested Options:
December 31, 2022:	115,025	$6.138	3.49 years	$-0-
December 31, 2021:	71,630	$5.900	4.79 years	$-0-

Total stock compensation recognized for the year ended December 31, 2022 and 2021 was $180,260 and $441,310, respectively

As of December 31, 2022 and 2021, the unamortized compensation expense for stock options was $41,437 and $228,726, respectively. The remaining amount will be recognized over the next 0.25 years.

As of December 31, 2022, there were 1,056,670 shares available for issuance under the Plan.

Warrants

As of December 31, 2021, the Company had outstanding warrants outstanding to purchase 4,988 shares of the Company’s common stock at an exercise price of $4.01 per share. These warrants expired in March 2022.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 10 – BUSINESS COMBINATIONS

On April 1, 2021, SWK acquired certain assets of CT-Solution, Inc. (“CTS”) pursuant to an asset purchase agreement for a promissory note in the aggregate principal amount of $130,000 (the “CTS Note”). The CTS Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. Monthly payments including interest are $3,724. The purchase price has been allocated to customer list with an estimated life of seven years.

On May 1, 2021, SWK acquired certain assets of PeopleSense, Inc. (“PSI”) pursuant to an asset purchase agreement for cash of $145,703, customer deposits related to prepaid time from clients in the amount of $99,938, and the issuance of a promissory note in the aggregate principal amount of $450,000 (the “PSI Note”). The PSI Note is due in 36 months from the closing date and bears interest at a rate of two percent (2.0%) per annum. The allocation of the purchase price to customer list with an estimated life of seven years which is deductible for tax purposes, has been based on an independent valuation. The valuation showed an increase of $71,359 above the purchase price, which was recorded as a gain on bargain purchase in the consolidated statement of operations as the independent valuation exceeded the purchase price.

On January 1, 2022 (“Effective Date”), the Company entered into an asset purchase agreement with Dynamic Tech Services, Inc (DTS”) to acquire certain assets of DTS. The purchase price for the Acquired Assets was $1,335,000, $500,000 of which was paid in cash and $835,000 of which was paid through the issuance of a four-year $835,000 promissory note dated January 1, 2022, paying interest at the rate of 3.25% per annum. The principal amount of the Note is subject to a downward adjustment in the event the Company loses any subscription renewal revenue during the one-year period immediately following the Effective Date from any persons that were customers of DTS immediately prior to the Effective Date (the “DTS Customers”). Any such downward adjustment will be determined by calculating the percentage of loss of Acumatica subscription renewals during the one-year period immediately following the Effective Date from DTS Customers. In the event that subscription renewal revenue received from DTS Customers during the one-year period immediately following the Effective Date is less than 95% of the subscription renewal revenue received by DTS from DTS Customers during the one-year period immediately preceding the Effective Date, the principal amount of the Note will be reduced. The measuring period for any downward adjustment will be as of the one-year anniversary of the Effective Date. Notwithstanding the foregoing, under no circumstances will the principal amount of the Note be reduced by reason of such downward adjustment by more than $150,000 (i.e., to a principal amount below $685,000). The Note will be amortized as follows: The first payment of principal and interest due under the Note, which will be an annual payment, is due and payable on January 1, 2023, after the revised principal amount of the Buyer Note is determined and thereafter, payments will be made quarterly in twelve equal installments.

The Company expects these acquisitions to create synergies by combining operations and expanding geographic market share and product offerings.

The following summarizes the purchase price allocation for all prior year and current year’s acquisitions:

	2021 Purchase CTS	2021 Purchase PSI	2022 Purchase DTS

Cash consideration	$-	$145,703	$500,000
Note payable	130,000	450,000	835,000
Total purchase price	$130,000	$595,703	$1,335,000

Customer list	$130,000	$695,641	$1,207,000
Goodwill	-	-	128,000
Total assets acquired	130,000	695,641	1,335,000

Deferred revenue	-	(99,938)	-
Net assets acquired	$130,000	$595,703	$1,335,000

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 10 – BUSINESS COMBINATIONS (Continued)

The following unaudited pro forma information does not purport to present what the Company’s actual results would have been had the acquisitions of CT-Solution, Inc. (“CTS”), acquired April 1, 2021, PeopleSense, Inc. (“PSI), acquired May 1, 2021, and DTS, acquired January 1, 2022 occurred on January 1, 2021, nor is the financial information indicative of the results of future operations. The following table represents the unaudited consolidated pro forma results of operations for the year ended December 31, 2021 as if the acquisitions occurred on January 1, 2021. For the year ended December 31 2021, operating expenses have been increased for the amortization expense of expected definite lived intangible assets and interest on the notes payable.

Pro Forma	Year Ended December 31, 2021
Net revenues	$43,888,590
Cost of revenues	25,730,512
Operating expenses, amortization and interest	18,054,700
Other income	(321,359)
Income before taxes	424,737
Net income	$140,006
Basic and diluted income per common share	$0.03

The Company’s consolidated financial statements for the year ended December 31, 2022 include the actual results of CTS, PSI and DTS, and as such, pro forma results are not required.

For the year ended December 31, 2021, there is $4,644 of estimated amortization expense and $606 of estimated interest expense included in the pro-forma results for CTS, $33,126 of estimated amortization expense and $2,797 of estimated interest expense included in the pro-forma results for PSI, and $190,714 of estimated amortization expense and $27,138 of estimated interest expense included in the pro-forma results for DTS.

For the year ended December 31, 2022, the CTI, PSI and DTS operations had a net income before taxes of $420,370 which represented twelve months of operations for CTI, PSI and DTS that were included in the Company’s Consolidated Statement of Operations for the year ended December 31, 2022. This consisted of approximately $2,626,038 in revenues, $1,481,276 in cost of revenues and $724,392 in expenses.

NOTE 11 – INCOME TAXES

The recognized deferred tax asset is based upon the expected utilization of its benefit from future taxable income. The Company has federal net operating loss (“NOL”) carryforwards of approximately $5,400,000 as of December 31, 2022, which is subject to limitations under Section 382 of the Internal Revenue Code. These carryforward losses are available to offset future taxable income and begin to expire in the year 2025 to 2033.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 11 – INCOME TAXES (Continued)

The foregoing amounts are management’s estimates, and the actual results could differ from those estimates. Future profitability in this competitive industry depends on continually obtaining and fulfilling new profitable sales agreements and modifying products. The inability to obtain new profitable contracts could reduce estimates of future profitability, which could affect the Company’s ability to realize the deferred tax assets. Significant components of the Company’s deferred tax assets and liabilities are summarized as follows:

	December 31,	December 31,
	2022	2021
Deferred tax assets:
Net operating loss carry forwards	$1,238,000	$1,314,000
Long lived assets	206,000	101,000
Share based payments	5,000	5,000
Accrued expenses	102,000	77,000
Allowance for doubtful accounts	122,000	95,000
Other	35,000	16,000
Deferred tax asset	1,708,000	1,608,000

Deferred tax liabilities:
Long lived assets	(185,000)	(197,000)
Deferred tax liabilities	(185,000)	(197,000)

Net deferred tax asset	1,523,000	1,411,000
Less: Valuation allowance	(417,000)	(420,000)
Net deferred tax asset	$1,106,000	$991,000

For the year ended December 31, 2022, the Company recorded a tax benefit in the amount of $192,184 based on the estimated tax rate. The Federal effective rate is higher than the statutory rate primarily due to Incentive Stock Options (ISO), which are not tax deductible.

For the year ended December 31, 2021, the Company’s Federal and State provision requirements were calculated based on the estimated tax rate. The Federal effective rate is higher than the statutory rate primarily due to Incentive Stock Options (ISO), gain on bargain purchase, 50% of meals, and 100% entertainment expense which are not tax deductible. The total tax provision for the year ended December 31, 2021 was $178,005.

A reconciliation of the statutory income tax rate to the effective rate is as follows for the period December 31, 2022 and 2021:

	December 31,	December 31,
	2022	2021
Federal income tax rate	21%	21%
State income tax, net of federal benefit	(3%)	61%
Permanent items	(8%)	218%
Gain on bargain purchase	-	(34%)
Return to provision for prior year	30%	135%
Change in valuation allowance	1%	6%
Effective income tax rate	41%	407%

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 11 – INCOME TAXES (Continued)

Income tax provision from continuing operations:

	Year Ended
	December 31,	December 31,
	2022	2021
Current:
Federal	$(105,826)	$92,334
State and local	22,410	37,545

Total current tax (benefit) provision	(83,416)	129,879

Deferred:
Federal	(78,677)	51,207
State and local	(30,091)	(3,081)

Total deferred tax (benefit) provision	(108,768)	48,126

Total (benefit) provision	$(192,184)	178,005

NOTE 12 – RELATED PARTY TRANSACTIONS

At December 31, 2022 and December 31, 2021, certain long-term debt is considered a related party liability as holders, including Prairie Tech and PIT, are current employees of the Company. As of December 31, 2022 and December 31, 2021, the outstanding balances of this debt were $103,333 and $211,642, respectively.

NOTE 13 – COMMITMENTS AND CONTINGENCIES

Contingencies

Employment agreements

The Company’s Chief Executive Officer and President has had an Employment Agreement with the Company since September 15, 2003. On February 4, 2016 (the “Effective Date”), the Company entered into an amended and restated employment agreement (the “Meller Employment Agreement”) with Mark Meller, pursuant to which Mr. Meller will continue to serve as the Company’s President and Chief Executive Officer. The Meller Employment Agreement was entered into by the Company and Mr. Meller primarily to extend the term of Mr. Meller’s employment. The term of the Meller Employment Agreement is for an additional 7 years through September of 2023 (the “Term”) and shall automatically renew for additional periods of one year unless otherwise terminated in accordance with the employment agreement. As of the renewal date, the Company agreed to pay Mr. Meller and annual salary of $565,000 with a ten percent (10%) increase every year. The Meller Employment Agreement provides for a severance payment to Mr. Meller of three hundred percent (300%), less $100,000 of his gross income for services rendered to the Company in each of the five prior calendar years should his employment be terminated following a change in control (as defined in the Meller Employment Agreement). On November 5, 2021, the Company’s Board of Directors approved a five-year extension through September of 2028 of the employment agreement with Mark Meller, the Company’s Chief Executive Officer and President under the same terms and conditions.

NOTE 14 – SALE OF PRODUCT LINE

On November 10, 2021, SWK entered into an Asset Purchase Agreement with Net@Work, Inc. (“NAW”) pursuant to which NAW acquired from SWK certain assets related to the component of SWK’s business devoted to selling and supporting the Sage X3 software application published by Sage Software, Inc. for small and middle market companies in North America.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 14 – SALE OF PRODUCT LINE (Continued)

In consideration for the assets, NAW paid SWK $250,000 in cash and entered into a Revenue Share Agreement (“RSA”) with SWK. Pursuant to the RSA, NAW agreed to pay to SWK, for limited periods of time ranging from 12 to 60 months, transitional compensation measured by reference to gross revenues or gross profits (as applicable) generated by NAW from its sales of products or services after the Effective Date to customers of the Business. In consideration for such transitional compensation, SWK agreed to assist NAW for a period of time after the Effective Date with such transitional services as may be reasonably requested by NAW and reasonably acceptable to SWK or otherwise required for the operation of the Business, including (a) implementing a smooth and orderly transfer of the Business and the Acquired Assets from SWK to NAW, (b) making introductions to customers of the Business as and when requested by NAW, (c) familiarizing NAW with the files of each of the customers as may be reasonably required, and (d) acclimating NAW to the Business. The specific products and services giving rise to transitional compensation payments under the RSA include (i) annual maintenance renewals by customers, (ii) software, cross-sell software and migration software sales to customers, (iii) consulting services performed for customers, (iv) annual managed services contracts sold to customers, (v) hosting contracts sold to customers, (vi) e-commerce projects sold to customers, and (vii) new customer referrals.

NOTE 15 – MERGER

On September 29, 2022, the Company entered into a definitive agreement and plan of merger (the “Merger Agreement”) with Rhodium Enterprises, Inc. (“Rhodium”), an industrial-scale digital asset technology company utilizing proprietary technologies to mine bitcoin.

Under the terms of the Merger Agreement, which has been unanimously approved by the Boards of Directors of both SilverSun and Rhodium, upon the consummation of the business combination, the Company will receive $10 million in cash and will retain 3.2% equity in SilverSun upon consummation of the merger. Each holder of an outstanding share of SilverSun common stock will receive:

●	A cash dividend of at least $1.50 per share, which equates to approximately $8.5 million in the aggregate;

●	A stock dividend of one share of SilverSun Technologies Holdings, Inc. (“HoldCo”), a recently formed subsidiary of SilverSun. HoldCo’s sole assets are its 100% ownership of SWK and SCS (together the “Subsidiaries”), which Subsidiaries accounted for the large majority of SilverSun’s revenue in 2022. It is expected that the capital structure of HoldCo will roughly approximate the current capital structure of SilverSun;

●	Following the consummation of the business combination, the business of the Subsidiaries will continue to be operated consistent with past practices. The current management and Board of Directors of SilverSun, including Mark Meller, the Chief Executive Officer of both SilverSun and SWK, will continue in their current roles at both HoldCo and the Subsidiaries. HoldCo will apply for public listing and the shares distributed in the stock dividend will be registered pursuant to a Form 10 that will be filed by HoldCo with the SEC (subject to regulatory and exchange regulations and approvals); and

●	The shares of SilverSun’s common stock to be retained by the current SilverSun stockholders following the consummation of the business combination will collectively represent approximately 3.2% of SilverSun’s pro forma common equity ownership.

The proposed Mergers are expected to close in March or April of 2023, subject to the receipt of any applicable regulatory approvals, the approval of SilverSun’s and Rhodium’s respective stockholders, and other customary closing conditions.

Prior to the Mergers, SilverSun will hold a special meeting of its shareholders as of a pre-Merger record date to be determined (the “Special Meeting”). At the Special Meeting, the SilverSun stockholders will be asked to vote on the proposals set forth in the Form S-4 Registration Statement of SilverSun (the “Form S-4”) filed on October 19, 2022, as amended on January 9, 2023 and February 14, 2023 and as may be further amended in the future. These proposals include, but are not limited to, approval of (i) the Mergers; (ii) the Amended and Restated Certificate of Incorporation (and the matters covered thereby including the Reverse Stock Split); (iii) the Separation and Distribution Agreement; (iv) the SilverSun Technologies, Inc. 2023 Omnibus Incentive Plan; (v) the share issuances related to the Mergers requiring Nasdaq approval; and (vi) the post-Merger board nominees. These proposals are set forth in greater detail in the Form S-4. The Mergers are conditioned upon the approval of the Merger Proposal, subject to terms of the Merger Agreement. If the Merger Proposal is not approved, the other proposals (except the adjournment proposal, as described in the S-4 ) will not be presented to the shareholders for a vote. Similarly, approval of the Merger proposal is subject to the approval of the Amended and Restated Certificate of Incorporation proposal, the Separation and Distribution

The Merger Agreement may be terminated, whether before or after obtaining the requisite vote of SilverSun shareholders, by mutual written consent of SilverSun and Rhodium.

SILVERSUN TECHNOLOGIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2022 AND 2021

NOTE 15 – MERGER (Continued)

The Merger Agreement may be terminated, and the transactions abandoned, by either SilverSun or Rhodium at any time before the effective time of the , by written notice from one to the other if (i) the Closing has not occurred on or before March 31, 2023 or such later date mutually agreed to by SilverSun and Rhodium (the “Termination Date”), except that the right to terminate the Merger Agreement for this reason is not available to any party who is then in material breach of the Merger Agreement; (ii) the requisite vote of SilverSun shareholders has not been obtained by reason of the failure to obtain the required vote at the SilverSun Shareholders’ Meeting (or any adjournment or postponement of such meeting) duly convened for such purpose, except that the right to terminate the Merger Agreement for this reason shall not be available to SilverSun where the failure to obtain the requisite vote has been caused by the action or failure to act of any of the SilverSun Entities or such action or failure to act constitutes a material breach by any of the SilverSun Entities of the Merger Agreement; or (iii) any law or order is enacted, issued, promulgated or entered by a governmental authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise prohibits the consummation of the transactions, and (in the case of any order) such order has become final and non-appealable.

The Merger Agreement may be terminated, and the transactions abandoned, by SilverSun at any time before the First Effective Time, if (i) Rhodium breaches any of its representations, warranties, covenants or agreements contained in the Merger Agreement, which breach (a) would give rise to the failure to satisfy the general closing conditions or the closing conditions to the obligations of SilverSun at the Closing and (b) such breach cannot be cured by the Termination Date, or, if curable, has not been cured by Rhodium within the earlier of (A) 30 days after Rhodium’s receipt of written notice of such breach from SilverSun and (B) three business days prior to the Termination Date, subject to certain conditions; or (ii) all of the general closing conditions and the closing conditions to the obligations of Rhodium at the Closing have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of the Merger Agreement by Rhodium or any of its affiliates and conditions that, by their nature, are to be satisfied at Closing and which are, at the time of termination, capable of being satisfied) and Rhodium has failed to fulfill its obligations and agreements contained in the Merger Agreement to consummate the Closing within three business days following written notice of such satisfaction from SilverSun and SilverSun is ready, willing and able to consummate the Closing.

If the Merger Agreement is validly terminated pursuant to the termination section of the Merger Agreement, except as provided below, it shall become void and of no further force and effect, with no liability (except as provided below) on the part of any party (or any stockholder, affiliate or representative of such party), except that, if such termination results from (a) fraud or (b) the willful and material (i) failure of any party to perform its covenants, obligations or agreements contained in the Merger Agreement or (ii) breach by any party of its representations or warranties contained in the Merger Agreement, then such party shall be liable for any damages incurred or suffered by the other parties as a result of such failure or breach.

SilverSun shall pay, or cause to be paid, to Rhodium (or its designee(s)) by wire transfer of immediately available funds an amount equal to $5,000,000, if the Merger Agreement is terminated by Rhodium pursuant to the unilateral termination provisions in favor Rhodium described above.

Rhodium shall pay, or cause to be paid, to SilverSun (or its designee(s)) by wire transfer of immediately available funds an amount equal to $5,000,000, if the Merger Agreement is terminated by SilverSun pursuant to the unilateral termination provisions in favor of SilverSun described above.

SilverSun Technologies Holdings, Inc. filed its Form 10 with the SEC on December 23, 2022. The Form 10 was withdrawn on February 21, 2023 because the financial statements contained therein were stale. SilverSun Technologies Holdings, Inc. intends to refile a Form 10 containing updated financial statements on or about early March 2023 and expects to be able to request accelerated effectiveness of the Form 10 at its discretion.

On February 14, 2023, the Company filed Amendment 2 to Form S-4 Registration Statement with the SEC.

See business section of the Form 10-K for additional information.